Trecora Resources Receives Additional Proceeds
For Partial AMAK Share Sale

SUGAR LAND, Texas, August 17, 2020 – Trecora Resources ("Trecora" or the "Company") (NYSE: TREC), a leading provider of specialty hydrocarbons and specialty waxes, today provided an update on the previously announced sale of its shares in Al Masane Al Kobra Mining Co., a Saudi Arabian joint stock company (“AMAK”).

On August 14, 2020, Trecora completed the sale of approximately 5.8 million shares of Trecora’s overall ownership in AMAK to two of the purchasers, for which the Company received remaining payments from these purchasers of approximately $12.9 million. These payments reflect a withholding by one of these purchasers of approximately $2.1 million for the estimated aggregate capital gains taxes payable in the Kingdom of Saudi Arabia for all shares of AMAK sold by Trecora to all of the purchasers, and which will be paid by such purchaser on the Company’s behalf as an administrative accommodation.

Following this transaction, Trecora’s ownership percentage in AMAK has been reduced from 27.0% to 21.3%.

About Trecora Resources (TREC)
TREC owns and operates a specialty petrochemicals facility specializing in high purity hydrocarbons and other petrochemical manufacturing and a specialty wax facility, both located in Texas, and provides custom processing services at both facilities. In addition, the Company is the original developer and currently a 21.3% owner of AMAK.

Investor Relations Contact:
Jason Finkelstein
The Piacente Group, Inc.
212-481-2050
trecora@tpg-ir.com